Exhibit 99.1

Press Release

Chelsea Therapeutics Announces Successful Completion of Northera QTc Study

•	Northera ECG Study Showed No Cardiac Safety Concerns Including No Prolongation of QTc Interval

CHARLOTTE, NC, June 20, 2011 – Chelsea Therapeutics International, Ltd. (NASDAQ: CHTP) announced the successful completion of its dedicated QTc study of NORTHERA (droxidopa), an orally active synthetic precursor of norepinephrine, the company’s lead product for which it plans to seek approval for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) from the U.S. Food and Drug Administration (FDA) next quarter.

NOH is a neurogenic disorder resulting from deficient release of norepinephrine, the neurotransmitter used by sympathetic autonomic nerves to send signals to the blood vessels and the heart to regulate blood pressure. This deficiency results in lightheadedness, dizziness, blurred vision and fainting episodes when a person assumes a standing position. Symptoms of chronic NOH can be incapacitating, not only putting patients at high risk for falls and associated injuries, but also severely affecting the quality of life of patients.

“Data from this dedicated study were consistent with the cardiac measures collected during our Phase III efficacy studies and provide clear evidence further confirming Northera’s safe cardiovascular profile,” commented Dr. Bill Schwieterman, Chelsea’s Chief Medical Officer. “Not only are these findings important for characterizing Northera’s safety profile, but completing this study was the last clinical hurdle in our registration program and its success marks the completion of the clinical requirements for our new drug application for Northera in the U.S.”

Chelsea conducted this study, at the request of the FDA, to formally evaluate and confirm the cardiac safety of Northera. The focus of the study was to rule out the proarrhythmic potential of Northera through effects on cardiac depolarization as measured by the duration of the QT interval in serial electrocardiograms (ECG). The trial was a double-blind, randomized, 4-period crossover study in 52 healthy volunteers which compared the ECG effects of Northera, administered as a single therapeutic (600 mg) and a single supratherapeutic (2000 mg) dose, to placebo and moxifloxacin, a positive control known to increase the QT interval. The primary analysis was centered on a time-matched change from baseline in corrected QT interval (QTc).

The results of this ECG trial showed that Northera, at either therapeutic or supratherapeutic doses did not increase heart rate or prolong AV conduction or cardiac depolarization times as measured by the PR interval, QT interval, and duration of the QRS complex. There were no clinically relevant morphological changes following treatment with Northera that might indicate a safety concern.

About Northera

NORTHERA (droxidopa), the lead investigational agent in Chelsea Therapeutics’ broad pipeline, is currently in Phase III clinical trials for the treatment of symptomatic neurogenic orthostatic hypotension (NOH) in patients with primary autonomic failure – a group of diseases that includes Parkinson’s disease, multiple system atrophy (MSA) and pure autonomic failure (PAF). Droxidopa is a synthetic catecholamine that is directly converted to norepinephrine (NE) via decarboxylation, resulting in increased levels of NE in the nervous system, both centrally and peripherally. Droxidopa is also being studied for the treatment of fibromyalgia in an ongoing Phase II trial and completed a Phase II trial in intradialytic hypotension (IDH) study with positive results.

About Chelsea Therapeutics

Chelsea Therapeutics is a biopharmaceutical development company that acquires and develops innovative products for the treatment of a variety of human diseases. Chelsea’s most advanced drug candidate, NORTHERA™ (droxidopa), is an orally active synthetic precursor of norepinephrine initially being developed for the treatment of neurogenic orthostatic hypotension. In addition to droxidopa, Chelsea is also developing a portfolio of metabolically inert oral antifolate molecules engineered to have potent anti-inflammatory and anti-tumor activity to treat a range of immunological disorders, including two clinical stage product candidates: CH-1504 and CH-4051. Preclinical and clinical data suggest superior safety and tolerability, as well as increased potency versus methotrexate (MTX).

This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risk of regulatory approvals, including our planned NDA for Northera; risks and costs of drug development, including the uncertainty of cost, timing and outcome of clinical trials; our reliance on our lead drug candidates Droxidopa and CH-4051; our need to raise operating capital; our history of losses; reliance on collaborations and licenses; intellectual property risks; competition; market acceptance for our products, if any are approved for marketing; and reliance on key personnel.

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Investors & Media:

Kathryn McNeil

Chelsea Therapeutics

704-973-4231

mcneil@chelseatherapeutics.com